As filed with the Securities and Exchange Commission on June 24, 2026

Registration No. 333 –

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRUIST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	56-0939887
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

214 N. Tryon St.

Charlotte, North Carolina 28202

(Address, including zip code, of principal executive offices)

Truist Financial Corporation Non-Qualified Defined Contribution Plan (January 1, 2025 Restatement)

(Full title of the plan)

Scott A. Stengel

Senior Executive Vice President, Chief Legal Officer, Head of Government Affairs, and Corporate Secretary

Truist Financial Corporation

214 N. Tryon St.

Charlotte, North Carolina 28202

(844) 487-8478

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Documents by Reference.

The following documents previously filed by Truist Financial Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 24, 2026;

(2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 1, 2026; and

(3) The Company’s Current Reports on Form 8-K filed with the Commission on January 21, 2026, January  27, 2026, April  17, 2026, April  23, 2026, May  1, 2026, May  15, 2026, June  8, 2026, and June 15, 2026.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under the Truist Financial Corporation Non-Qualified Defined Contribution Plan (January 1, 2025 Restatement), as the same may be further amended (the “Plan”), the Company provides eligible employees with the opportunity to defer a specified percentage (up to 50%) of their base salary, commissions, and eligible cash incentive awards. Some participants are eligible for Company matching contributions and Company discretionary contributions under the Plan. The following summary of the Plan is qualified in its entirety by reference to the Plan document.

The deferred compensation obligations are general unsecured obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company is under no obligation and does not intend to fully fund the deferred compensation obligations.

The Company is a separate and distinct legal entity from its bank subsidiaries and other subsidiaries. Because the Company is a holding company, the right of the Company, and consequently the right of the creditors of the Company (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the claims of creditors of the subsidiary, except to the extent that claims of the Company as a creditor may be recognized.

The amount of compensation to be deferred by a participant is determined in accordance with such participant’s deferral election and the provisions of the Plan. Compensation deferred pursuant to the Plan, as well as any Company contributions, is credited by book entry to a participant’s applicable account, as set forth in the Plan. The Plan provides for the deemed investment of a participant’s deferred compensation in such investment options as may be available under the Plan and elected by the participant from time to time. Each participant’s accounts are bookkeeping accounts only, the returns on which are measured by the performance of such participant’s deemed investment vehicles, and will be adjusted to reflect the investment experience, whether positive or negative, of such participant’s deemed investment vehicles, including any appreciation or depreciation.

A participant cannot anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any deferred compensation obligations. Under the terms of the Plan, a participant may elect, subject to certain exceptions such as for payment upon the death of the participant, from among the following methods of distribution in cash: (1) a lump sum payment; and (2) installments over a period of between one and fifteen years.

The Company reserves the right to amend or terminate the Plan at any time, except that no amendment may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The deferred compensation obligations are not convertible into any other security of the Company. The deferred compensation obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company. While the Company has established a non-qualified grantor trust for the Plan, no trustee has been appointed having the authority to take action with respect to deciding benefit claims, and each participant is responsible for acting independently with respect to the enforcement of any rights he or she may have.

Item	5. Interests of Named Experts and Counsel.

Not applicable.

Item	6. Indemnification of Directors and Officers.

Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper dividends and other distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Company’s articles of incorporation eliminate the personal liability of its directors for monetary damages for breach of their duty as directors to the fullest extent permitted by the Business Corporation Act.

Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees, or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was or is a director, officer, agent, or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee, or agent (i) conducted himself or herself in good faith, (ii) reasonably believed (1) that any action taken in his or her official capacity with the corporation was in the best interests of the corporation or

(2) that in all other cases his or her conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors of the corporation, a committee of directors, special legal counsel, or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees, or agents (and any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (which would include subsidiaries of the corporation)) against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be indemnified to be clearly in conflict with the best interests of the corporation. Such an agreement under Section 55-8-57 may be set forth in the corporation’s articles of incorporation, its bylaws, a resolution adopted by the corporation’s board of directors, or a contract between the corporation and the person to be indemnified. The Company’s bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act to any person who at any time serves or has served as an officer or a director of the Company, or at the request of the Company, as a director, officer, partner, or trustee (or in any position of similar authority, by whatever title known) of any other foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee, fiduciary, or administrator under any employee benefit plan.

Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless otherwise provided in the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Company maintains directors’ and officers’ liability insurance that, in general, insures: (i) the Company’s directors and officers against loss by reason of any of their wrongful acts and (ii) the Company against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the exclusions, terms, and conditions contained in the policy.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries, and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors and officers. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director or officer for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director or officer is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution, or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item	8. Exhibits.

Exhibit Number	Exhibit Title

4.1	Articles of Incorporation of Truist Financial Corporation, as consolidated and restated December 15, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K, filed February 24, 2021).

4.2	Articles of Amendment of Truist Financial Corporation with respect to Series S Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed May 15, 2026).

4.3	Bylaws of Truist Financial Corporation, as amended and restated, effective July 29, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed August 1, 2025).

4.4	Truist Financial Corporation Non-Qualified Defined Contribution Plan (January 1, 2025 Restatement) (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed July 31, 2025).

5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1*	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2*	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to Form S-8).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of this 24th day of June, 2026.

TRUIST FINANCIAL CORPORATION

By:	/s/ William H. Rogers, Jr.
Name:	William H. Rogers, Jr.
Title:	Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby constitutes and appoints each of William H. Rogers, Jr., Michael B. Maguire, and Scott A. Stengel as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 24th day of June, 2026.

Signature	Title

/s/ William H. Rogers, Jr.	Chairman and Chief Executive Officer (Principal Executive Officer)
(William H. Rogers, Jr.)

/s/ Michael B. Maguire	Senior Executive Vice President and Chief
(Michael B. Maguire)	Financial Officer (Principal Financial Officer)

/s/ Cynthia B. Powell	Executive Vice President and Corporate Controller (Principal Accounting Officer)
(Cynthia B. Powell)

/s/ Jennifer S. Banner
(Jennifer S. Banner)	Director

/s/ Catherine P. Bessant
(Catherine P. Bessant)	Director

/s/ K. David Boyer, Jr.
(K. David Boyer, Jr.)	Director

/s/ Agnes Bundy Scanlan
(Agnes Bundy Scanlan)	Director

/s/ Dallas S. Clement
(Dallas S. Clement)	Director

/s/ Linnie M. Haynesworth
(Linnie M. Haynesworth)	Director

/s/ Donna S. Morea
(Donna S. Morea)	Director

/s/ Charles A. Patton
(Charles A. Patton)	Director

/s/ Jonathan M. Pruzan
(Jonathan M. Pruzan)	Director

/s/ Thomas E. Skains
(Thomas E. Skains)	Director

/s/ Laurence Stein
(Laurence Stein)	Director

/s/ Bruce L. Tanner
(Bruce L. Tanner)	Director